EXHIBIT 23.1
               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Michael Sands Non-Statutory Stock Option Agreement, the Helen Jones Non-Statutory Stock Option Agreement, the Roger Legendre Stock Option Agreement, and the Rivington Fields Hight, Jr. Stock Option Agreement of Ben & Jerry's Homemade, Inc., of our report dated January 22, 1999, except for
Note 17, as to which the date is February 26, 1999, with respect to the consolidated financial statements and schedule of Ben & Jerry's Homemade, Inc. included in its Annual Report (Form 10-K) for the year ended December 26, 1998, filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP



Boston, Massachusetts
December 3, 1999